Exhibit (c)(99)


                           AMERICAN ANNUITY GROUP, INC.
                         CONSUMMATES CAPITAL TRANSACTIONS


   FOR IMMEDIATE RELEASE

        (Cincinnati, Ohio -- March 31, 1994) - American Annuity Group, Inc. (NYSE: AAG) announced today that it simultaneously consummated two exchange transactions involving its securities.

        The Company issued approximately 3.2 million shares of its Common Stock to a subsidiary of American Financial Corporation ("AFC"), its majority shareholder, in exchange for all 450,000 outstanding shares of the Company's Series A Preferred Stock. The Preferred Stock, which has a liquidation value of $45 million and an annual dividend rate of $7.00 per share had been issued in connection with the Company's acquisition of Great American Life Insurance Company. The Preferred Stock is being acquired at a total price of $29.9 million, which is the Company's carrying value for these securities based on an imputed dividend rate of 12%. The Common Stock was issued based on a price of $9.25 per share. A Special Committee of the Board of Directors has determined, based in part on preliminary advice received from an investment banking firm, that the transaction is fair to the Company's minority shareholders. However, the consideration paid by the Company is subject to adjustment based on the final opinion of the investment banking firm.

        In  a concurrent  transaction,  American Annuity  issued  approximately
   810,000 shares of its Common Stock to entities affiliated with Fidelity Investments in exchange for $7.1 million principal amount of the Company's 11-1/8% Senior Subordinated Notes due 2003.

        After giving effect to these transactions, the Company has approximately 39.1 million shares of Common Stock outstanding. AFC's ownership percentage of American Annuity was not affected by these transactions and remains at 80%.

        S. Craig Lindner,  President of  American Annuity, commented,  "Coupled with our strong 1993 results, these transactions further improve American Annuity's capital structure by increasing common stockholders' equity $37 million while reducing long-term debt by $7 million. In addition, American Annuity's preferred dividend and interest obligations will be reduced by nearly $4 million a year. As a result, we believe these transactions are beneficial to stockholders and significant to the Company as we continue to strengthen and expand our operations."

        American Annuity, through Great American Life Insurance Company, is engaged in the sale of tax-deferred annuities primarily to employees of educational and not-for-profit institutions.

                                      # # #

   For further information, please contact:

        S. Craig Lindner, (513) 579-2529
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